FFIEC 031

Page RC-1

12

Consolidated Report of Condition for Insured Commercial

and State-Chartered Savings Banks for March 31, 2004

All schedules are to be reported in thousands of dollars. Unless otherwise indicated,

report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

Dollar Amounts in Thousands	RCFD
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin[1]	0081	2,337,000	1.a.
b. Interest bearing balances[2]	0071	123,000	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)	1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	1773	57,000	2.b.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold in domestic offices	RCON	B987	672,000	3.a.
b. Securities purchased under agreements to resell[3]	RCFD	B989	6,954,000	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):	RCFD
a. Loans and leases held for sale	5369	0	4.a.
b. Loans and leases, net of unearned income	B528	7,318,000	4.b.
c. LESS: Allowance for loan and lease losses	3123	329,000	4.c.
d. Loans and leases, net of unearned income and allowance (Item 4.b minus 4.c)	B529	6,989,000	4.d.
5. Trading assets (from Schedule RC-D)	3545	10,635,000	5.
6. Premises and fixed assets (including capitalized leases)	2145	297,000	6.
7. Other real estate owned (from Schedule RC-M)	2150	39,000	7.
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	2130	0	8.
9. Customers' liability to this bank on acceptances outstanding	2155	0	9.
10. Intangible assets:
a. Goodwill	3163	0	10.a.
b. Other intangible assets (from Schedule RC-M)	0426	30,000	10.b.
11. Other assets (from Schedule RC-F)	2160	5,848,000	11.
12. Total assets (sum of items 1 through 11)	2170	33,981,000	12.

__________
1 Includes cash items in process of collection and unposted debits.

2 Includes time certificates of deposit not held for trading.

3 Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

FFIEC 031

Page RC-2

13

  Schedule R—Continued

Dollar Amounts in Thousands
LIABILITIES	RCON 2200 8,393,000		13.a.
13. Deposits: a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part 1)
(1) Noninterest-bearing [1] RCON 6631 3,228,000			13.a.(1)
(2) Interest bearing RCON 6636 5,165,000			13.a.(2)
b. In foreign offices, Edge and Agreement subsidiaries and IBFs (from Schedule RC-E, part II)	RCFN 2200	7,351,000	13.b.
(1) Noninterest-bearing RCFN 6631 2,129,000			13.b.(1).
(2) Interest bearing RCFN 6636 5,222,000			13.b.(2)
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices[2] RCON	B993	6,394,000	14.a.
b. Securities sold under agreements to repurchase[3] RCFD	B995	0	14.b.
15. Trading liabilities (from Schedule RC-D) RCFD	3548 1,323,000		15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCFD 3190	93,000	16
17. Not applicable
18. Bank’s liability on acceptances executed and outstanding	2920	0	18
19. Subordinated notes and debentures4	3200	9,000	19.
20. Other liabilities (from Schedule RC-G)	2930	2,761,000	20.
21. Total liabilities (sum of items 13 through 20)	2948.	26,324,000	21..
22. Minority interest in consolidated subsidiaries	3000.	425,000	22.
EQUITY CAPITAL
23. Perpetual preferred stock and related surplus	3838	1,500,000	23.
24. Common Stock	3230	2,127,000	24.
25. Surplus (exclude all surplus related to preferred stock)	3839	584,000	25.
26. a. Retained earnings	3632	2,946,000	26.a.
b. Accumulated other comprehensive income[5]	B530	75,000	26.b.
27. Other equity capital components[6]	A130	0	27.
28. Total equity capital (sum of items 23 through 27)	3210	7,232,000	28.
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)	3300	33,981,000	29.

Memorandum
To be reported with the March Report of Condition.

1.

Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2003

	RCFD	Number	M.1.
	6724	1

1=Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2=Independent audit of the banks parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3=Attestation on bank management's assertion on the effectiveness of the bank's internal control over financial reporting by a certified public accounting firm

4=Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5=Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

6=Review of the banks financial statements by external auditors

7=Compilation of the bank's financial statements by external auditors

8=Other audit procedures (excluding tax preparation work)

9=No external audit work

____________

1 Includes total demand deposits and noninterest-bearing time and savings deposits.

2 Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”

3 Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.

4 Includes limited-life preferred stock and related surplus.

5 Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.

6 Includes treasury stock and unearned Employee Stock Ownership Plan shares.